Exhibit 99.1

Q4 2019 Shareholder Letter

SQUARE.COM/INVESTORS

FEATURED SELLER • Romeo Chocolates, Long Beach, CA

Highlights

We continued to drive significant growth at scale. In the fourth quarter of 2019, total net revenue and gross profit grew 41% and 39% year over year, respectively. Excluding Caviar, total net revenue and gross profit grew 46% and 42% year over year, respectively.

Our Seller ecosystem continued to drive growth in the fourth quarter of 2019, with total net revenue and gross profit growing 26% and 27% year over year, respectively. We have maintained a payback period of four quarters while increasing our sales and marketing spend.

Cash App growth remained strong with total net revenue and gross profit increasing 147% and 104% year over year, respectively, in the fourth quarter of 2019. Cash App had approximately 24 million monthly active customers in December 2019, achieving 60% year-over-year growth.

FOURTH QUARTER FINANCIAL METRICS

As a reminder, we are no longer reporting Adjusted Revenue in our financial results, but our statement of operations will continue to disclose net revenue, transaction-based costs, and bitcoin costs.

The following items impacted net income (loss) per share during the respective periods. On October 31, 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million in the fourth quarter of 2019. In August 2017, we invested $25 million for preferred shares of Eventbrite, which converted into common stock in connection with Eventbrite’s IPO in September 2018. We revalued this investment, which resulted in gains of $2 million and $4 million in the third and fourth quarters of 2019, respectively, and losses of $17 million, $14 million, and $5 million in the fourth quarter of 2018 and first and second quarters of 2019, respectively. We sold our entire investment in Eventbrite during the fourth quarter of 2019 for a cumulative net gain of $8 million.

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

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On The Cover

Chef Romeo Garcia, owner of Romeo Chocolates in Long Beach, California.

Romeo Chocolates uses Square Stand, Square Point of Sale, Square Loyalty, Square Payroll, Square Capital, Square Developer Platform, and Postmates

and Intuit through our

App Marketplace.

February 26, 2020

On October 31, 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million in the fourth quarter of 2019.

1. Financial results for our Seller ecosystem exclude Cash App and Caviar. For a definition of Cash App revenue, refer to the sidebar on page 9.

To Our Shareholders

In the fourth quarter of 2019, we continued to generate strong revenue growth at scale and invested in our business to drive long-term growth. These investments are intended to further our purpose of economic empowerment in serving both businesses and individuals. Total net revenue grew 41% year over year to $1.31 billion, and gross profit grew 39% year over year to $527 million. Excluding Caviar, total net revenue grew 46% year over year to $1.30 billion, and gross profit grew 42% year over year to $523 million. Net income was $391 million, and excluding the gain on sale from the Caviar transaction, net income was $17 million. Adjusted EBITDA was $119 million, up 46% year over year.

For the full year of 2019, total net revenue grew 43% year over year to $4.71 billion, and gross profit grew 45% year over year to $1.89 billion. Excluding Caviar, total net revenue grew 45% year over year to $4.57 billion, and gross profit grew 46% year over year to $1.85 billion. Our Seller ecosystem generated $3.46 billion in total net revenue,1 up 27% year over year, and $1.39 billion in gross profit, up 30% year over year. Cash App generated $1.11 billion in total net revenue, up 157% year over year, and $458 million in gross profit, up 135% year over year.

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Awareness marketing is designed to drive a shift in perception by increasing customers’ knowledge of our brand, products, and services.

Payback period measures the effectiveness of sales and marketing spend. Payback period equals the number of quarters for a seller cohort’s cumulative gross profit to surpass our sales and marketing expense in the quarter in which we acquired the cohort. We evaluate payback on a trailing four-quarter average. We have changed this metric to be calculated on gross profit from prior disclosures, which were based on a non-GAAP revenue metric. For further information on this calculation, please see the sidebar on page 8.

1. Represents growth in dollars of originations during the quarter.

SQUARE CAPITAL NOTABLE INVESTORS

Morgan Stanley Investment Management is an active manager of capital with more than $500 billion in assets under management or supervision.

Canada Pension Plan Investment Board is a professional investment management organization with net assets of more than CAD $400 billion.

Credigy, a U.S. subsidiary of National Bank of Canada is a global specialty finance company with over $4 billion in total assets.

SELLER ECOSYSTEM

Our Seller ecosystem continued to drive growth in the fourth quarter of 2019, with total net revenue and gross profit growing 26% and 27% year over year, respectively. We have maintained a payback period of four quarters while increasing our sales and marketing spend.

Efficiently scaling go-to-market

We are continuing to efficiently scale our sales and marketing investments. Early in 2019, we ran an awareness marketing campaign in the U.S. to support our Seller ecosystem. This drove increases in awareness, perception, and acquisition of new sellers. We built on this momentum by launching another flight of campaigns in September, across both local and national channels, reaching an estimated eight million businesses. We have seen positive early results, including a continued lift in measured awareness of Square’s product ecosystem. Investments in our brand and product awareness helped increase web traffic by 30% year over year, which drove both self-onboarding as well as lead generation for our sales team. These leads helped enable our sales team to drive strong results: In 2019, sales generated 20% of new seller GPV (Gross Payment Volume). In the fourth quarter, we grew our Seller sales and marketing acquisition spend by more than 30% year over year and estimate a four-quarter payback period on these investments.

Square Capital

Square Capital achieved strong growth in the fourth quarter: Capital facilitated approximately 91,000 in originations totaling $671 million, representing 42% year-over-year growth.1 To date, we have facilitated more than $6 billion in originations across more than 300,000 sellers. Recently, we updated Square Capital’s risk models to incorporate additional signals to improve our determination of a seller’s credit worthiness. These updates enhance targeting to qualified sellers by dynamically adjusting loan fees and terms, enabling us to offer loans to more sellers while historically maintaining loss rates of less than 4% on average for our core Flex Loan product. Capital plays an important role in our overall Seller ecosystem, as loans help our sellers invest and grow and, in turn, can help us grow as well. Additionally, strong investor demand for Square Capital loans allows us to manage our balance sheet exposure, as we continue to sell the majority of the loans to third-party investors. We have continued to diversify toward long-term investors with contractual commitments—including the Canada Pension Plan Investment Board, Credigy (a subsidiary of National Bank of Canada), a fund managed by Morgan Stanley Investment Management, and insurance vehicles—further strengthening the resilience of our funding model.

Ecosystem Campaign

We launched a second ecosystem awareness campaign in September across both local and national channels, reaching an estimated eight million businesses. The campaign ran across TV (top), social (left), and out of home (right), among other media.

Square Capital has maintained loss rates below 4% on average since 2017.

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Global

Our Seller teams are building globally and bringing more products to each of our markets. In the fourth quarter, we introduced Square for Restaurants in the U.K. and Australia to provide sellers operating full-service and takeaway restaurants and bars with an end-to-end solution. With Square Terminal also launching in both markets in the third quarter, Square now provides a powerful tableside payments solution, combining our elegant software and hardware in markets where this use case is already commonplace.

Pricing change

We changed the U.S. rate for tapped, dipped, and swiped transactions to 2.6% + 10¢ for existing sellers on November 1, 2019. We made this change to better align our rates with the fixed fee component of interchange in the U.S. Based on preliminary results, we are encouraged by early retention of impacted sellers, which demonstrates the value of Square’s ecosystem across software, hardware, and financial services even with the new pricing. We continue to monitor activity as it may take a few quarters to see the full impact.

Global launches

Josh Begbie, bar manager at Bar Liberty in Fitzroy, Victoria, Australia. Square recently introduced Square for Restaurants and Square Terminal in Australia.

SELLER HIGHLIGHT

ON PRICING CHANGE

We decided to stay with Square because even with the rate increase, Square is still the best value of all the services around. Integrated POS software, no hidden fees, and fast payments are just a few of the many reasons we love Square.”

Ron Jacobs

Owner

J.R.’s Fresh Cut French Fries

York, PA

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An active Cash App customer has at least one cash inflow or outflow during the specified period.

With Cash App, customers can buy fractional shares of stocks for as little as $1.00, with no commission fees.

CASH APP ECOSYSTEM

Cash App growth remained strong with total net revenue and gross profit increasing 147% and 104% year over year, respectively, in the fourth quarter of 2019. Cash App had approximately 24 million monthly active customers in December 2019, achieving 60% year-over-year growth.

Network growth and engagement

We continued to focus on expanding Cash App’s network: In December 2019, Cash App had approximately 24 million monthly active customers, growing 60% year over year, and added its largest number of net-new active customers in December. Peer-to-peer transfers continued to be the primary driver of customer acquisition for Cash App. As customers send money within their networks, they bring new customers onto the platform and engage existing customers. This acquisition model has allowed Cash App to increase the number of net-new customers added each year since it launched in 2013. As we have launched new products and redesigned Cash App’s interface, customers have increasingly used Cash App on a daily basis. Cash App’s daily active customers increased 80% year over year in the fourth quarter, growing even faster than monthly active customers.

Investing

We launched fractional equity investing in the fourth quarter to provide customers with an accessible way to invest in the stock market. Within the first three months since its launch, equity investing has seen the fastest adoption of any product ever launched by Cash App. Customers are taking advantage of the ability to buy fractional shares, with the average customer buying around $20 of stock every time they make a purchase. New products like investing have driven greater adoption and engagement across the broader Cash App ecosystem.

Revenue growth

In the fourth quarter of 2019, total net revenue for Cash App was $361 million, up 147% year over year, and gross profit was $144 million, up 104% year over year. Excluding bitcoin, Cash App revenue was $183 million, up 96% year over year. While Cash App’s number of monthly active customers has grown rapidly, revenue has increased even faster. In December, Cash App generated annualized revenue of more than $30 per monthly active customer, excluding bitcoin, which grew more than 25% compared to the prior year. Cash Card was an important driver of revenue growth, as we have grown the number of customers using the card and existing customers have been spending more with the card.

Invested in stocks today for the first time (besides 401k stocks). Proud moment for me. Something I’ve been wanting to do since middle school. I used @CashApp to purchase the stocks. You can purchase stock as low as $1. Time to research my next purchase! #TradingPlaces”

@lost_flyer

Via Twitter

Revenue per active Cash App customer is calculated based on Cash App annualized revenue, excluding bitcoin, during a given quarter divided by the monthly active customers for the last month of the quarter.

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A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

As a reminder, we are no longer reporting Adjusted Revenue in our financial results, but our statement of operations will continue to disclose net revenue, transaction-based costs, and bitcoin costs.

We completed the sale of Caviar to DoorDash on October 31, 2019. As a result, we recognized Caviar revenue and gross profit for only one month during the fourth quarter of 2019.

A larger seller generates more than $125,000 in annualized GPV. A mid-market seller generates more than $500,000 in annualized GPV.

Financial

Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $1.31 billion in the fourth quarter of 2019, up 41% year over year. For the full year of 2019, total net revenue was $4.71 billion, an increase of 43% from the full year of 2018. Excluding Caviar, total net revenue in the fourth quarter was $1.30 billion, up 46% year over year, and total net revenue for the full year of 2019 was $4.57 billion, up 45% year over year.

Gross profit was $527 million in the fourth quarter of 2019, up 39% year over year. For the full year of 2019, gross profit was $1.89 billion, an increase of 45% from the full year of 2018. Excluding Caviar, gross profit in the fourth quarter was $523 million, up 42% year over year, and gross profit for the full year of 2019 was $1.85 billion, up 46% year over year.

We processed $28.6 billion in GPV in the fourth quarter of 2019, up 25% year over year. For the full year of 2019, GPV totaled $106.2 billion, an increase of 25% from the full year of 2018. In the fourth quarter, GPV from larger sellers grew 33% year over year and accounted for 55% of total GPV, up from 51% of total GPV in the fourth quarter of 2018. GPV from our largest sellers—mid-market sellers—grew 42% year over year and accounted for 27% of total GPV, up from 24% of total GPV in the fourth quarter of 2018.

Transaction-based revenue was $832 million in the fourth quarter of 2019, up 25% year over year, and transaction-based gross profit was $313 million, up 27% year over year. For the full year of 2019, transaction-based revenue was $3.08 billion, up 25% year over year, and transaction-based gross profit was $1.14 billion, up 25% year over year.

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In 2020, we anticipate changing our operating and reportable segments from one segment to two segments. These two segments will represent our Seller and Cash App businesses and will reflect the way we plan to evaluate our business performance and manage our operations.

We deduct bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions.

1. The following products were already priced at 2.6% + 10¢ for in-person payments: Square for Restaurants, Square Register, Square Terminal, and Reader SDK.

For our Seller ecosystem, we continued to achieve positive GPV and gross profit retention across our seller base for each of our annual cohorts since 2012, demonstrating that existing sellers can grow in the Square ecosystem. We have maintained a stable payback period on our sales and marketing spend to date, and we expect a four-quarter payback period in 2020, inclusive of our incremental investments. Additionally, the gross profit contribution from new seller cohorts continued to grow year over year as a result of greater sales and marketing spend, increased adoption of our products and services, and the acquisition of larger sellers.

In the fourth quarter of 2019, our Seller ecosystem generated $938 million of total net revenue and $379 million of gross profit, which increased 26% and 27% year over year, respectively. Cash App total net revenue was $361 million, up 147% year over year, and, excluding bitcoin, Cash App revenue was $183 million, up 96% year over year. Cash App gross profit was $144 million, up 104% year over year. In the fourth quarter, Cash App gross profit represented 27% of our overall gross profit.

We changed the U.S. rate for tapped, dipped, and swiped transactions for Square Point of Sale from 2.75% to 2.6% + 10¢. This change was implemented for new sellers beginning on September 24 and existing sellers on November 1, 2019. We made this change to better align our rates with the fixed fee component of interchange in the U.S.1 In the fourth quarter of 2019, transaction-based gross profit as a percentage of GPV was 1.09%, with an increase of approximately 3 basis points resulting from the pricing change. We expect this pricing change to have a neutral to positive impact on transaction-based revenue and transaction-based profit for our Seller ecosystem in 2020, although we will continue to monitor the impact of churn on GPV growth for existing sellers in the first half of 2020.

Gross profit retention rate is calculated as the year-over-year gross profit growth of a quarterly seller cohort, averaged over the last four quarters (excluding gross profit from hardware, Gift Cards, Caviar, and Weebly prior to the acquisition). A seller cohort represents the new sellers onboarded to Square during a given period.

Payback period on gross profit measures the effectiveness of sales and marketing spend. Sales and marketing shown above represents GAAP sales and marketing expenses, excluding the following: Cash App sales and marketing expenses, Caviar sales and marketing expenses, and the portion of sales and marketing expenses from the legacy Weebly business. We have changed this metric to be calculated on gross profit from prior disclosures, which were based on a non-GAAP revenue metric. 2019 payback period is an estimate based on expected gross profit contribution from new sellers acquired in 2019. For additional information on payback period, refer to the sidebar on page 4.

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Subscription and services-based revenue was $281 million in the fourth quarter of 2019, up 45% year over year, and subscription and services-based gross profit was $231 million, up 63% year over year. Excluding Caviar, subscription and services-based revenue was $266 million in the fourth quarter of 2019, up 78% year over year, and subscription and services-based gross profit was $227 million, up 73% year over year. Revenue growth in the fourth quarter was driven primarily by Cash App, Square Capital, and Seller subscription and services products. For the full year of 2019, subscription and services-based revenue was $1.03 billion, up 74% year over year, and subscription and services-based gross profit was $797 million, up 89% year over year. Excluding Caviar, subscription and services-based revenue was $886 million for the full year of 2019, up 100% year over year, and subscription and services-based gross profit was $755 million, up 96% year over year.

Hardware revenue in the fourth quarter of 2019 was $22 million, up 23% year over year, and generated a gross loss of $18 million. Hardware revenue growth was driven primarily by Square Terminal and Square Reader for contactless and chip. Our differentiated hardware is an important acquisition tool for new sellers. We recently lowered pricing on two of our newer hardware devices, Square Register and Square Terminal, which affected our hardware gross margins in the fourth quarter of 2019. We expect these investments to generate incremental revenue at strong paybacks as we saw a strong increase in unit sales during the fourth quarter.

REVENUE AND GROSS PROFIT FROM CASH APP

Q4 2019	Revenue	Gross Profit
Subscription and services-based and transaction-based	$183M	$141M
Bitcoin	$178M	$3M
Total contribution from Cash App	$361M	$144M

Full-Year 2019	Revenue	Gross Profit
Subscription and services-based and transaction-based	$589M	$449M
Bitcoin	$516M	$8M
Total contribution from Cash App	$1.11B	$458M

Revenue from Cash App in the fourth quarter and full-year 2019 was generated primarily by subscriptions and services. Cash App subscription and services-based revenue is primarily composed of transaction fees from Cash App Instant Deposit and Cash Card, with a small portion generated from interest earned on customer funds. Cash App transaction-based revenue primarily comprised fees from business accounts and, to a lesser extent, peer-to-peer transactions funded with a credit card.

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We offer the peer-to-peer service free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App.

OPERATING EXPENSES

Operating expenses were $510 million in the fourth quarter of 2019, up 33% year over year, and non-GAAP operating expenses were $411 million, up 35% year over year. For the full year of 2019, operating expenses were $1.86 billion, up 39% year over year, and non-GAAP operating expenses were $1.49 billion, up 39% year over year.

•	Product development expenses were $173 million on a GAAP basis and $106 million on a non-GAAP basis in the fourth quarter of 2019, up 22% and 20% year over year, respectively. This increase was driven primarily by personnel costs related to our engineering, data science, and design teams.

•	Sales and marketing expenses were $185 million on a GAAP basis and $178 million on a non-GAAP basis in the fourth quarter of 2019, up 55% and 59% year over year, respectively. Cash App marketing expenses were up 99% year over year, driven primarily by increases in peer-to-peer transactions and risk loss, and Cash Card issuances.

•	General and administrative expenses were $118 million on a GAAP basis and $96 million on a non-GAAP basis in the fourth quarter of 2019, up 24% and 20% year over year, respectively. The increase was due primarily to additions to customer support, finance, and legal personnel.

•	Transaction and loan losses were $32 million in the fourth quarter of 2019, up 31% year over year. This increase was driven primarily by growth in Seller GPV, Cash App volumes, and Square Capital loan volumes, including newer loan products for which we continue to train our risk models. Seller transaction losses remained below 0.1% of GPV, underscoring continued discipline in risk management. For Square Capital, we continued to see an average loss rate of less than 4% for our core Flex Loan product.

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Adjusted EPS excludes the gain on sale of Caviar and gain or loss on Eventbrite.

EARNINGS

In the fourth quarter of 2019, net income was $391 million, compared to a net loss of $28 million in the fourth quarter of 2018. Net income per share was $0.91 and $0.83 on a basic and diluted basis, respectively, in the fourth quarter of 2019, based on 430 million weighted-average basic shares and 485 million weighted-average diluted shares. This compares to net loss per share of $0.07 in the fourth quarter of 2018, on a basic and diluted basis. The Caviar transaction resulted in a gain on sale of $373 million in the fourth quarter of 2019, and, excluding this impact, net income was $17 million, or $0.04 per share on both a basic and diluted basis.

For the full year, net income per share was $0.88 and $0.81 on a basic and diluted basis, respectively, based on 425 million weighted-average basic and 466 million weighted-average diluted shares, respectively, compared to a net loss per share of $0.09 for the full year of 2018 on both a basic and diluted basis.

During the fourth quarter, we disposed of our investment in Eventbrite, which resulted in a gain of $4 million during the fourth quarter, and a loss of $12 million for the full year of 2019.

Adjusted EBITDA was $119 million in the fourth quarter of 2019, up 46% year over year. For the full year of 2019, Adjusted EBITDA was $417 million, compared to $257 million for the full year of 2018, up 63% year over year.

Adjusted Net Income Per Share (Adjusted EPS) was $0.23 based on 485 million weighted-average diluted shares for the fourth quarter of 2019, representing a $0.09 improvement year over year. For the full year of 2019, Adjusted EPS was $0.80 based on 486 million weighted-average diluted shares, compared to $0.47 for the full year of 2018.

The following items impacted net income (loss) per share during the respective periods. On October 31, 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million in the fourth quarter of 2019. In August 2017, we invested $25 million for preferred shares of Eventbrite, which converted into common stock in connection with Eventbrite’s IPO in September 2018. We revalued this investment, which resulted in gains of $2 million and $4 million in the third and fourth quarters of 2019, respectively, and losses of $17 million, $14 million, and $5 million in the fourth quarter of 2018 and first and second quarters of 2019, respectively. We sold our entire investment in Eventbrite during the fourth quarter of 2019 for a cumulative net gain of $8 million.

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BALANCE SHEET/CASH FLOW

We ended the fourth quarter of 2019 with $2.1 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, an increase of approximately $300 million compared to the end of the third quarter of 2019.

The increase in cash on our balance sheet was primarily driven by the sale of Caviar to DoorDash. We completed the transaction on October 31, 2019, for a total consideration of $410 million, comprised of $310 million in cash and $100 million of DoorDash’s preferred stock.

In the fourth quarter of 2019, Adjusted EBITDA, proceeds from the exercise of stock options, and proceeds from sale of our investment in Eventbrite contributed positively to our cash balance. This was partly offset by construction costs associated with facilities expansion, purchases of property, equipment, and other long-term investments; and payments for tax withholding related to vesting of restricted stock units.

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Guidance

	Q1 2020	2020

Total net revenue	$1,340M to $1,360M	$5,900M to $5,960M

Gross profit	$550M to $560M	$2,440M to $2,475M

YoY growth (midpoint):

Ex-Caviar[1]	44%	33%

Reported[2]	40%	30%

Adjusted EBITDA	$95M to $100M	$500M to $520M

Net income (loss) per share[3]	$(0.03) to $(0.01)	$(0.09) to $(0.05)

Adjusted EPS (diluted)	$0.16 to $0.18	$0.90 to $0.94

Transaction-based costs and bitcoin costs	$705M to $715M	$3,100M to $3,115M

We see significant opportunity ahead to drive growth for our Seller and Cash App ecosystems and will continue to invest where we see attractive returns. Our guidance for the full year of 2020 reflects strong revenue and gross profit growth and, as we outlined at the time of the transaction, we are using the operational capacity unlocked by the Caviar transaction to reinvest into our two ecosystems.

As a reminder, the first quarter is typically our slowest in terms of sequential gross profit growth due to seasonality, driven primarily by our Seller business. Additionally, our operating expense base will increase in the first quarter as we invest in growth opportunities.

1. Excludes Caviar for all of 2019.

2. Includes Caviar through October 2019.

3. In 2020, we expect a modest increase in share-based compensation as a percentage of gross profit compared to 2019, driven by our headcount growth as we build out our teams and look to align employee and shareholder incentives. As a reminder, share-based compensation impacts net income but is added back to Adjusted EBITDA and Adjusted EPS.

We have not reconciled Adjusted EBITDA and Adjusted EPS guidance to their GAAP equivalents as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense and weighted-average fully diluted shares outstanding. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on our Adjusted EBITDA, Adjusted EPS guidance, net income (loss) per share, and future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

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MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/ 5:00 p.m. Eastern time today, February 26, 2020 to discuss these financial results. The domestic dial-in for the call is (877) 683-2081. The Conference ID is 6366068. To listen to a live audio webcast, please visit Square’s Investor Relations website at square.com/investors. A replay will be available on the same website following the call.

We will release financial results for the first quarter 2020 on May 6, 2020 after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/ 5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja
CEO	CFO

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We started using Square a couple of years ago so that we could accept card payments at our pop-ups and events, as we only had one bank terminal and we needed that in the shop. I liked how all the tools in Square’s platform worked really well together, so I decided to ditch our bank terminal and switch everything across to Square.”

Lily Peddle

Owner, Henry Lee Barbershop

Melbourne, Australia

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SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results for future periods and expected impact of its pricing change; statements regarding the Company’s sales and marketing investments and their expected benefits and payback periods; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; the ability of the Company’s products to attract and retain customers; the Company’s expectations regarding Square Capital’s risk modeling and investor demand; the Company’s expectations regarding monetization and usage of the products and features in the Cash App ecosystem; the Company’s intentions regarding future operating and reportable segments; and management’s statements related to business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the Company’s ability to deal with the substantial and increasingly intense competition in its industry; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, joint ventures, or entries into new businesses; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; adoption of the Company’s products and services in international markets; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, which is on file with the SEC and available on the investor relations page of the Company’s website. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

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KEY OPERATING METRICS AND

NONGAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define Gross Payment Volume (GPV) as the total dollar amount of all card payments processed by sellers using Square, net of refunds. Additionally, GPV includes Cash App activity related to peer-to-peer payments sent from a credit card, and Business Accounts.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses, amortization of intangible assets, amortization of debt discount and issuance costs in connection with our offering of convertible senior notes in the first quarter of 2017 and in the second quarter of 2018, the gain or loss on the disposal of property and equipment, gain or loss on revaluation of equity investment, gain or loss on debt extinguishment related to the conversion of senior notes, and impairment of intangible assets, as applicable. We also exclude certain costs associated with acquisitions and other activities that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive, since we intend to settle future conversions of our convertible senior notes entirely in shares. In addition to the items above, Adjusted EBITDA and non-GAAP operating expenses are non-GAAP financial measures that also exclude depreciation, other cash interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. This calculation of Adjusted EBITDA margin will not be comparable to the calculation used in prior quarters, which was previously based on a non-GAAP revenue metric.

We have included Adjusted EBITDA and Adjusted EPS because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA and Adjusted EPS provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. Adjusted EBITDA and Adjusted EPS have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q4 2019 17

Consolidated Statements

of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Revenue:
Transaction-based revenue	$832,180	$667,802	$3,081,074	$2,471,451
Subscription and services-based revenue	281,415	194,117	1,031,456	591,706
Hardware revenue	22,267	18,166	84,505	68,503
Bitcoin revenue	177,567	52,443	516,465	166,517

Total net revenue	1,313,429	932,528	4,713,500	3,298,177

Cost of revenue:
Transaction-based costs	519,241	420,846	1,937,971	1,558,562
Subscription and services-based costs	50,276	52,654	234,270	169,884
Hardware costs	40,504	25,647	136,385	94,114
Bitcoin costs	174,438	51,951	508,239	164,827
Amortization of acquired technology	1,921	1,376	6,950	7,090

Total cost of revenue	786,380	552,474	2,823,815	1,994,477

Gross profit	527,049	380,054	1,889,685	1,303,700

Operating expenses:
Product development	173,284	141,811	670,606	497,479
Sales and marketing	185,231	119,305	624,832	411,151
General and administrative	118,164	95,445	436,250	339,245
Transaction and loan losses	32,132	24,474	126,959	88,077
Amortization of acquired customer assets	890	2,127	4,481	4,362

Total operating expenses	509,701	383,162	1,863,128	1,340,314

Operating income (loss)	17,348	(3,108)	26,557	(36,614)

Gain on sale of asset group	(373,445)	—	(373,445)	—
Interest expense, net	6,060	5,176	21,516	17,982
Other expense (income), net	(6,715)	19,439	273	(18,469)

Income (loss) before income tax	391,448	(27,723)	378,213	(36,127)

Provision for income taxes	508	481	2,767	2,326

Net income (loss)	$390,940	$(28,204)	$375,446	$(38,453)

Net income (loss) per share:
Basic	$0.91	$(0.07)	$0.88	$(0.09)

Diluted	$0.83	$(0.07)	$0.81	$(0.09)

Weighted-average shares used to compute net income (loss) per share
Basic	$430,136	$413,984	$424,999	$405,731

Diluted	$485,394	$413,984	$466,076	$405,731

SQUARE Q4 2019 18

Consolidated Balance Sheets

UNAUDITED

In thousands, except share and per share data

Assets	Dec 31, 2019	Dec 31, 2018
Current assets:
Cash and cash equivalents	$1,047,118	$583,173
Investments in short-term debt securities	492,456	540,991
Settlements receivable	588,692	364,946
Customer funds	676,292	334,017
Loans held for sale	164,834	89,974
Other current assets	250,409	198,804

Total current assets	3,219,801	2,111,905

Property and equipment, net	149,194	142,402
Goodwill	266,345	261,705
Acquired intangible assets, net	69,079	77,102
Investments in long-term debt securities	537,303	464,680
Built-to-suit lease asset	—	149,000
Operating lease right-of-use assets	113,148	—
Other non-current assets	196,388	74,229

Total assets	$4,551,258	$3,281,023

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	$1,273,135	$749,215
Settlements payable	95,834	54,137
Accrued expenses and other current liabilities	297,841	215,189
Operating lease liabilities, current	27,275	—

Total current liabilities	1,694,085	1,018,541

Long-term debt	938,832	899,695
Built-to-suit lease liability	—	149,000
Operating lease liabilities, non-current	108,830	—
Other non-current liabilities	94,461	93,286

Total liabilities	2,836,208	2,160,522
Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at December 31, 2019, and December 31, 2018. None issued and outstanding at December 31, 2019, and December 31, 2018.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at December 31, 2019, and December 31, 2018; 352,386,562 and 323,546,864 issued and outstanding at December 31, 2019, and December 31, 2018, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at December 31, 2019, and December 31, 2018; 80,410,158 and 93,501,142 issued and outstanding at December 31, 2019, and December 31, 2018, respectively.	—	—

Additional paid-in capital	2,223,749	2,012,328
Accumulated other comprehensive income (loss)	1,629	(6,053)
Accumulated deficit	(510,328)	(885,774)

Total stockholders’ equity	1,715,050	1,120,501

Total liabilities and stockholders’ equity	$4,551,258	$3,281,023

SQUARE Q4 2019 19

Consolidated Statements of Cash Flows

UNAUDITED

In thousands

	YEAR ENDED
Cash Flows from Operating Activities	Dec 31, 2019	Dec 31, 2018
Net income (loss)	$375,446	$(38,453)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	75,598	60,961
Non-cash interest and other expense	34,547	31,257
Loss on extinguishment of long-term debt	—	5,047
Non-cash lease expense	29,696	—
Share-based compensation	297,863	216,881
Replacement stock awards in connection with acquisition	—	899
Gain on sale of asset group	(373,445)	—
Loss (gain) on revaluation of equity investment	12,326	(20,342)
Recovery of common stock in connection with indemnification settlement agreement	(1,069)	(2,745)
Transaction and loan losses	126,959	88,077
Change in deferred income taxes	(1,376)	(646)
Changes in operating assets and liabilities:
Settlements receivable	(248,271)	245,795
Customer funds	(204,208)	(131,004)
Purchase of loans held for sale	(2,266,738)	(1,609,611)
Sales and principal payments of loans held for sale	2,168,682	1,579,834
Customers payable	523,795	15,597
Settlements payable	41,697	(60,651)
Charge-offs to accrued transaction losses	(78,325)	(58,192)
Other assets and liabilities	(47,478)	(27,624)

Net cash provided by operating activities	465,699	295,080

Cash Flows from Investing Activities
Purchase of marketable debt securities	(992,583)	(1,000,346)
Proceeds from maturities of marketable debt securities	430,888	197,454
Proceeds from sale of marketable debt securities	548,619	171,992
Purchase of marketable debt securities from customer funds	(311,499)	(148,096)
Proceeds from maturities of marketable debt securities from customer funds	158,055	—
Proceeds from sale of marketable debt securities from customer funds	17,493	48,334
Purchase of property and equipment	(62,498)	(61,203)
Purchase of other investments	(15,250)	—
Proceeds from sale of equity investment	33,016	—
Purchase of intangible assets	—	(1,584)
Proceeds from sale of asset group	309,324	—
Business combinations, net of cash acquired	(20,372)	(112,399)

Net cash provided by (used in) investing activities	95,193	(905,848)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	—	855,663
Purchase of convertible senior note hedges	—	(172,586)
Proceeds from issuance of warrants	—	112,125
Principal payment on conversion of senior notes	—	(219,384)
Proceeds from the exercise of stock options and purchases	118,514	133,850
under the employee stock purchase plan, net
Payments for tax withholding related to vesting of restricted stock units	(212,264)	(189,124)
Other financing activities	(5,124)	(4,789)

Net cash provided by (used in) investing activities	(98,874)	515,755

Effect of foreign exchange rate on cash and cash equivalents	3,841	(7,221)

Net increase (decrease) in cash, cash equivalents and restricted cash	465,859	(102,234)
Cash, cash equivalents and restricted cash, beginning of period	632,847	735,081

Cash, cash equivalents and restricted cash, end of period	$1,098,706	$632,847

SQUARE Q4 2019 20

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018

Gross Payment Volume (GPV) (in millions)	$28,639	$22,958	$106,239	$84,654
Adjusted EBITDA	$118,529	$81,310	$416,853	$256,523
Adjusted Net Income Per Share:
Basic	$0.25	$0.16	$0.90	$0.55
Diluted	$0.23	$0.14	$0.80	$0.47

Select Financial Results

Excluding Caviar

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Total net revenue	$1,313,429	$932,528	$4,713,500	$3,298,177
Less: Caviar contribution to total net revenue	15,045	44,628	145,912	148,609

Total net revenue excluding Caviar	$1,298,384	$887,900	$4,567,588	$3,149,568

Subscription and services-based revenue	$281,415	$194,117	$1,031,456	$591,706
Less: Caviar contribution to subscription and services-based revenue	15,045	44,628	145,912	148,609

Subscription and services-based revenue excluding Caviar	$266,370	$149,489	$885,544	$443,097

Cost of revenue, in accordance with GAAP	$786,380	$552,474	$2,823,815	$1,994,477
Less: Caviar contribution to cost of revenue	10,855	33,579	104,323	112,239

Cost of revenue excluding Caviar	$775,525	$518,895	$2,719,492	$1,882,238

Gross Profit, in accordance with GAAP	$527,049	$380,054	$1,889,685	$1,303,700
Less: Caviar contribution to gross profit	4,190	11,049	41,589	36,370

Gross profit excluding Caviar	$522,859	$369,005	$1,848,096	$1,267,330

Subscription and services-based gross profit, in accordance with GAAP	$231,139	$141,463	$797,186	$421,822
Less: Caviar contribution to subscription and services-based gross profit	4,190	11,049	41,589	36,370

Subscription and services-based gross profit excluding Caviar	$226,949	$130,414	$755,597	$385,452

SQUARE Q4 2019 21

Quarterly Selected Financial

Results Excluding Caviar

UNAUDITED

In thousands

	THREE MONTHS ENDED
	Dec 31 2019	Sep 30 2019	Jun 30 2019	Mar 31 2019	Dec 31 2018	Sep 30 2018	June 30 2018	Mar 31 2018
Total net revenue	$1,313,429	$1,266,474	$1,174,238	$959,359	$932,528	$882,108	$814,938	$668,603
Less: Caviar contribution to total net revenue	15,045	40,948	43,389	46,530	44,628	39,584	36,928	27,469

Total net revenue excluding Caviar	$1,298,384	$1,225,526	$1,130,849	$912,829	$887,900	$842,524	$778,010	$641,134

Gross Profit, in accordance with GAAP	$527,049	$500,037	$465,845	$396,754	$380,054	$352,660	$315,816	$255,170
Less: Caviar contribution to gross profit	4,190	12,663	13,296	11,440	11,049	9,736	9,337	6,248

Gross profit excluding Caviar	$522,859	$487,374	$452,549	$385,314	$369,005	$342,924	$306,479	$248,922

SQUARE Q4 2019 22

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018

Net income (loss)	$390,940	$(28,204)	$375,446	$(38,453)
Share-based compensation expense	79,883	59,025	297,863	216,881
Depreciation and amortization	18,719	22,638	75,598	60,961
Interest expense, net	6,060	5,176	21,516	17,982
Other expense (income), net	(6,715)	19,439	273	(18,469)
Provision for income taxes	508	481	2,767	2,326
Loss (gain) on disposal of property and equipment	580	(1,005)	1,008	(224)
Gain on sale of asset group	(373,445)	—	(373,445)	—
Acquisition-related and other costs	1,260	—	9,739	4,708
Acquired deferred revenue adjustment	928	4,521	7,457	12,853
Acquired deferred costs adjustment	(189)	(761)	(1,369)	(2,042)

Adjusted EBITDA	$118,529	$81,310	$416,853	$256,523

Adjusted Net Income and

Adjusted EPS

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018

Net income (loss)	$390,940	$(28,204)	$375,446	$(38,453)
Share-based compensation expense	79,883	59,025	297,863	216,881
Amortization of intangible assets	3,714	4,028	15,000	13,103
Amortization of debt discount and issuance costs	9,963	10,005	39,139	32,855
Loss (gain) on revaluation of equity investment	(4,141)	16,566	12,326	(20,342)
Loss on extinguishment of long-term debt	—	3,403	—	5,028
Loss (gain) on disposal of property and equipment	580	(1,005)	1,008	(224)
Gain on sale of asset group	(373,445)	—	(373,445)	—
Acquisition related and other costs	1,260	—	9,739	4,708
Acquired deferred revenue adjustment	928	4,521	7,457	12,853
Acquired deferred costs adjustment	(189)	(761)	(1,369)	(2,042)

Adjusted Net Income - basic	$109,493	$67,578	$383,164	$224,367

Cash interest expense on convertible senior notes	$1,277	1,292	$5,108	1,292

Adjusted Net Income - diluted	$110,770	$68,870	$388,272	$225,659

Adjusted Net Income Per Share:
Basic	$0.25	$0.16	$0.90	$0.55

Diluted	$0.23	$0.14	$0.80	$0.47

Weighted-average shares used to compute
Adjusted Net Income Per Share:
Basic	430,136	413,984	424,999	405,731

Diluted	485,394	488,177	486,381	478,895

SQUARE Q4 2019 23

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018

Operating expenses	$(509,701)	$(383,162)	$(1,863,128)	$(1,340,314)
Share-based compensation	79,816	59,007	297,708	216,784
Depreciation and amortization	16,691	20,754	67,884	52,791
Loss (gain) on disposal of property and equipment	580	(1,005)	1,008	(224)
Acquisition related and other costs	1,260	—	9,739	4,708

Non-GAAP operating expenses	$(411,354)	$(304,406)	$(1,486,789)	$(1,066,255)

Product development	$(173,284)	$(141,811)	$(670,606)	$(497,479)
Share-based compensation	55,726	40,788	210,840	144,601
Depreciation and amortization	11,446	14,029	46,790	33,307
Loss (gain) on disposal of property and equipment	379	(986)	308	(274)

Non-GAAP product development	$(105,733)	$(87,980)	$(412,668)	$(319,845)

Sales and marketing	$(185,231)	$(119,305)	$(624,832)	$(411,151)
Share-based compensation	6,416	6,094	26,720	22,797
Depreciation and amortization	1,188	1,238	4,444	4,407
Loss on disposal of property and equipment	95	68	523	239

Non-GAAP sales and marketing	$(177,532)	$(111,905)	$(593,145)	$(383,708)

General and administrative	$(118,164)	$(95,445)	$(436,250)	$(339,245)
Share-based compensation	17,674	12,125	60,148	49,386
Depreciation and amortization	3,167	3,360	12,169	10,715
Loss (gain) on disposal of property and equipment	106	(87)	177	(189)
Acquisition-related and other costs	1,260	—	9,739	4,708

Non-GAAP general and administrative	$(95,957)	$(80,047)	$(354,017)	$(274,625)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018

Cost of revenue	$2,028	$1,884	$7,714	$8,170
Product development	11,446	14,029	46,790	33,307
Sales and marketing	1,188	1,238	4,444	4,407
General and administrative	3,167	3,360	12,169	10,715
Amortization of acquired customer assets	890	2,127	4,481	4,362

Total depreciation and amortization	$18,719	$22,638	$75,598	$60,961

SQUARE Q4 2019 24